Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
November 21, 2003

MIDWEST EXPRESS HOLDINGS ANNOUNCES
SHAREHOLDER MEETING VOTING RESULTS

Milwaukee, Wisconsin, November 21, 2003 – At a special meeting today, shareholders of Midwest Express Holdings, Inc. (NYSE: MEH) approved all four proposals the airline holding company presented.

The shareholder approval will allow the company to complete two financing transactions it announced on September 30:

•	The second step, in the amount of $10 million, in a sale of $25 million in convertible senior secured notes.

•	An issuance of common stock to certain investors.

The company expects to complete those transactions next week.

The shareholder action also included approval of an all-employee stock option plan intended to recognize the contributions employees have made to help reduce labor costs and improve productivity.

The company had asked its shareholders to approve the items as part of a comprehensive plan to restore its operations to long-term financial health. This past summer, the company successfully achieved a number of major restructuring goals – including labor cost savings and productivity improvements from its employee unions, identification of opportunities to enhance productivity among non-represented employees, renegotiation of aircraft finance agreements, and adjustment of the company’s fleet plan and delivery schedules. Reaching closure on those efforts allowed the company to move ahead to obtain new financing.

“The matters shareholders approved today are vital for several reasons, but most particularly because they provide us with the financial resources necessary to execute our business plan going forward,” explained Timothy E. Hoeksema, chairman and chief executive officer. He pointed out that the company’s unrestricted cash will total in excess of $75 million after it completes transactions associated with the shareholder-approved items. These transactions – which are subject to customary closing conditions – are anticipated to close next week.

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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.